

                                 Icon CMT Corp.

                   Index to Consolidated Financial Statements


                                                                                                          Page

Report of PricewaterhouseCoopers LLP.............................................................         F-2

Report of Ernst & Young LLP......................................................................         F-3

Consolidated Balance Sheet as of December 31, 1996 and 1997......................................         F-4

Consolidated Statement of Operations for the years ended December 31, 1995,
     1996 and 1997...............................................................................         F-5

Consolidated Statement of Changes in Stockholders' Equity (Deficit) for the years
     ended December 31, 1995, 1996 and 1997......................................................         F-6

Consolidated Statement of Cash Flows for the years ended December 31, 1995,
     1996 and 1997...............................................................................         F-7

Notes to Consolidated Financial Statements.......................................................         F-8

                        Report of Independent Accountants


To the Board of Directors and Stockholders of Icon CMT Corp.


In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheet and the consolidated statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Icon CMT Corporation and its subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1995, 1996 and 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Frontier Media Group, Inc. as of and for the years ended December 31, 1996 and 1997, which statements reflect total assets of $1,264 and $1,723 at December 31, 1996 and 1997, respectively, and total revenues of $4,596 and $5,344 for the years ended December 31, 1996 and 1997, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Frontier Media Group, Inc. as of and for the years ended December 31, 1996 and 1997, is based solely on the report of the other auditors. We conducted our audits of the consolidated financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
Stamford, Connecticut
March 6, 1998, except as to the acquisition and restatement described in Note 2, which is as of September 30, 1998

                         Report of Independent Auditors

The Stockholders
Frontier Media Group, Inc.

We have audited the balance sheets of Frontier Media Group, Inc. as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity, and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Frontier Media Group, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



Philadelphia, Pennsylvania                               /s/ Ernst & Young LLP
February 14, 1998

                                 ICON CMT CORP.
                           CONSOLIDATED BALANCE SHEET





                                                                                            DECEMBER 31,
                                                                                  -------------------------------
                                                                                     1996            1997
                                                                                  ------------    ------------
                                                                                   (In thousands, except
                                                                                       share amounts)
                             ASSETS

  Current assets:
          Cash and cash equivalents                                                     $ 722         $ 1,410
          Accounts receivable, net of allowance for
              doubtful accounts of $442, and $455, respectively                         8,080          10,237
          Unbilled costs and accrued earnings                                             265           1,119
          Notes receivable                                                                167             178
          Inventories                                                                      92             104
          Prepayments and other current assets                                            752           1,379
          Deferred financing costs                                                          -             824
          Deferred tax asset                                                              430               -
                                                                                  ------------    ------------
              Total current assets                                                     10,508          15,251
     Fixed assets, net                                                                  3,956           6,675
     Other assets                                                                          92             231
                                                                                  ------------    ------------
                Total assets                                                         $ 14,556        $ 22,157
                                                                                  ============    ============

              LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
                    PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
     Current liabilities:
          Accounts payable                                                            $ 6,808         $ 9,124
          Accrued expenses                                                              2,523           4,542
          Short-term borrowings                                                         2,294           1,000
          Deferred revenue                                                                587             658
                                                                                  ------------    ------------
              Total current liabilities                                                12,212          15,324
          Deferred tax liability                                                          155               -
                                                                                  ------------    ------------
              Total liabilities                                                        12,367          15,324
                                                                                  ------------    ------------
     Commitments (Note 14)
     Mandatorily redeemable 10% PIK Series B Convertible Participating
          Preferred  Stock  ($.01 par value;  415,000  shares  authorized,  none issued and outstanding in 1996,  180,240 shares issued and outstanding in 1997)
          (liquidation preference of $18,866 at December 31, 1997)                          -          16,628
     Mandatorily redeemable Series A Convertible  Participating  Preferred Stock
          ($.01  par  value;  450,000  shares  authorized,  422,607  issued  and outstanding in 1996 and 1997)
          (liquidation preference of $10,401
          and $10,993, respectively)                                                    9,881          10,601
     Stockholders' equity:
          Preferred stock ($.01 par value;  1,000,000 shares  authorized) Common            -               -
          stock ($.001 par value; 50,000,000 shares authorized,
              7,273,779 shares issued and outstanding in 1996 and 1997)
          Additional paid-in-capital                                                       58             533
          Accretion of mandatorily redeemable preferred stock                             (89)           (388)
          Accumulated deficit                                                          (7,669)        (20,549)
                                                                                  ------------    ------------
              Total stockholders' deficit                                              (7,692)        (20,396)
                                                                                  ------------    ------------
                Total liabilities, mandatorily redeemable preferred
                   stock and stockholders' deficit                                   $ 14,556        $ 22,157
                                                                                  ============    ============


The accompanying notes are an integral part of these consolidated financial statements

                                 ICON CMT CORP.
                      CONSOLIDATED STATEMENT OF OPERATIONS



                                                                                    YEAR ENDED DECEMBER 31,
                                                               -------------------------------------------------
                                                                   1995              1996             1997
                                                               --------------    -------------    --------------
                                                                     (In thousands, except per share amounts)

Revenues, net:
     Services:
        Professional                                                 $ 6,388         $ 11,166          $ 22,484
        Communications                                                   189            1,268             5,979
        Media                                                            202              529                89
                                                               --------------    -------------    --------------
            Total services revenues                                    6,779           12,963            28,552
                                                               --------------    -------------    --------------
     Products                                                         21,424           29,741            23,769
                                                               --------------    -------------    --------------
            Total revenues, net                                       28,203           42,704            52,321
                                                               --------------    -------------    --------------
Cost of revenues:
     Services                                                          3,798            9,213            19,919
     Products                                                         17,653           24,607            19,401
                                                               --------------    -------------    --------------
            Total cost of revenues                                    21,451           33,820            39,320
                                                               --------------    -------------    --------------
Gross profit                                                           6,752            8,884            13,001
                                                               --------------    -------------    --------------
Operating expenses:
     General and administrative                                        2,863            7,645            11,826
     Sales and marketing                                               3,782            7,184            10,849
     Research and development                                            411              969             1,347
     Depreciation and amortization                                       241              493             1,024
                                                               --------------    -------------    --------------
            Total operating expenses                                   7,297           16,291            25,046
                                                               --------------    -------------    --------------
Loss from operations                                                    (545)          (7,407)          (12,045)
                                                               --------------    -------------    --------------
Other income (expense):
     Interest income                                                      16              126               111
     Interest expense                                                    (91)             (93)             (376)
                                                               --------------    -------------    --------------
            Total other income (expense)                                 (75)              33              (265)
                                                               --------------    -------------    --------------
Loss before income taxes                                                (620)          (7,374)          (12,310)
                                                               --------------    -------------    --------------
Provision (benefit) for income taxes                                    (183)            (210)              256
                                                               --------------    -------------    --------------
Net loss                                                              $ (437)        $ (7,164)        $ (12,566)
                                                               ==============    =============    ==============


Basic loss per share and diluted loss per share                      $ (0.06)        $  (1.06)       $   (1.90)
                                                               ==============    =============    ==============

Weighted average shares outstanding used for
      basic loss per share and diluted loss per share                  7,274            7,274             7,274



The accompanying notes are an integral part of these consolidated financial statements

                                 ICON CMT CORP.
       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)



                                                                             ACCRETION OF
                                                                             MANDATORILY      RETAINED          TOTAL
                                            COMMON STOCK         ADDITIONAL   REDEEMABLE      EARNINGS      STOCKHOLDERS'
                                         -------------------      PAID-IN     PREFERRED      (ACCUMULATED      EQUITY
                                         SHARES       AMOUNT      CAPITAL       STOCK         DEFICIT)        (DEFICIT)
                                       ------------  ----------  ----------  -------------  -------------  ----------------
                                                                (In thousands, except share amounts)


BALANCE AT JANUARY 1, 1995               7,273,779         $ 8       $ 348                         $ 395             $ 751
    Issuance of compensatory stock
      options to employees                       -           -         133                             -               133
    Distributions to stockholders                -           -         (20)                            -               (20)
    Net loss                                     -           -           -                           (437)             (437)
                                         ----------      -------     --------                     ---------          --------
BALANCE AT DECEMBER 31, 1995             7,273,779           8         461                           (42)              427
    Issuance of warrants in
      connection with sale of Series A
      convertible participating
      preferred stock                            -           -         166                             -               166
    Accretion of mandatorily
      redeemable convertible
      preferred stock to
      redemption value                           -           -        (569)         $ (89)             -              (658)
    Distributions to stockholders                -           -           -              -           (463)             (463)
    Net loss                                     -           -           -              -          (7,164)           (7,164)
                                         ----------      -------     --------      --------       ---------          --------
BALANCE AT DECEMBER 31, 1996             7,273,779           8          58            (89)         (7,669)           (7,692)
    Issuance of warrants in
      connection with sale of 10%
      PIK Series B convertible
      participating preferred stock              -           -       2,362              -              -             2,362
    Expenses related to issuance of
      10% PIK Series B convertible
      participating preferred stock              -           -        (500)             -              -              (500)
    Accretion of mandatorily
      redeemable convertible
      preferred stock to
      redemption values                          -           -      (1,387)          (299)             -            (1,686)
    Distributions to stockholders                -           -           -              -           (314)             (314)
    Net loss                                     -           -           -              -        (12,566)          (12,566)
                                         ----------      -------     --------      --------     ----------       ---------
BALANCE AT DECEMBER 31, 1997             7,273,779         $ 8       $ 533         $ (388)     $ (20,549)        $ (20,396)
                                         ==========      =======     ========      ========     ==========       ==========

The accompanying notes are an integral part of these consolidated financial statements

                                 ICON CMT CORP.

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                          YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------------------
                                                                 1995               1996               1997
                                                            ---------------    ---------------    ---------------
                                                                               (In thousands)
Cash flows from operating activities:
     Net loss                                                        (437)            (7,164)           (12,566)
     Adjustments to reconcile net loss to net cash
        used in operating activities:
        Depreciation and amortization                                 278              1,180              2,370
        Deferred income taxes, net                                   (198)               (62)               275
        Noncash expenses                                              133                  -                 20
     Changes in assets and liabilities:
        Accounts receivable                                        (2,234)            (1,783)            (2,157)
        Unbilled costs and accrued earnings                           (33)              (203)              (854)
        Inventories                                                   223                (71)               (12)
        Prepayments and other current assets                         (352)              (402)              (638)
        Other assets                                                  (72)                 -                (14)
        Accounts payable                                              797              3,201              2,316
        Accrued  expenses                                             833                744              2,019
        Income taxes payable                                         (316)                 -                  -
        Deferred revenue                                              295                145                 71
                                                            ---------------    ---------------    ---------------
            Net cash used in operating activities                  (1,083)            (4,415)            (9,170)
                                                            ---------------    ---------------    ---------------

Cash flows from investing activities:
     Capital expenditures                                          (1,022)            (3,932)            (5,089)
     Investment in joint venture                                        -                  -               (125)
                                                            ---------------    ---------------    ---------------
            Net cash used in investing activities                  (1,022)            (3,932)            (5,214)
                                                            ---------------    ---------------    ---------------
Cash flows from financing activities:
     Net proceeds from issuance of mandatorily
        redeemable convertible preferred stock                          -              9,389             16,504
     Proceeds from the issuance of short-term notes                 3,000              2,194              7,750
     Net repayments of short-term notes                                 -             (3,000)            (8,044)
     Deferred financing costs                                           -                  -               (824)
     Distributions and loans to stockholders                         (171)              (359)              (314)
                                                            ---------------    ---------------    ---------------
            Net cash provided by financing activities               2,829              8,224             15,072
                                                            ---------------    ---------------    ---------------
Net increase (decrease) in cash                                       724               (123)               688
Cash and cash equivalents at beginning of period                      121                845                722
                                                            ---------------    ---------------    ---------------
Cash and cash equivalents at end of period                            845                722              1,410
                                                            ===============    ===============    ===============


Cash paid (received) for:
        Income taxes                                                   461               (175)               (22)
                                                            ===============    ===============    ===============
        Interest                                                        69                 93                346
                                                            ===============    ===============    ===============



The accompanying notes are an integral part of these consolidated financial statements

                                 Icon CMT Corp.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except share and per share amounts)


1.    Organization and Business

Organization

         Icon CMT Corp. (the "Company" or "Icon") was incorporated in February 1995 under the laws of the State of Delaware for the purpose of merging with Integration Consortium, Inc. (the "Predecessor"), which was incorporated in 1991 under the laws of the State of New York. In July 1995, the stockholders of the Predecessor exchanged their shares of the Predecessor for 6,545,454 shares of the common stock of Icon and the Predecessor became a wholly owned subsidiary of Icon. A merger of Icon and the Predecessor was effected in December 1995, and pursuant to the merger agreement, Icon was the surviving entity. The share exchange and subsequent merger has been accounted for in a manner similar to a pooling of interests.

Business

         From inception through 1994, the Company was primarily engaged in the design, marketing, sale, installation and on-going support of information management systems and distribution of information over networks. Through 1994, the Company primarily generated revenue through the sales of hardware and services to migrate its customers' networks to local client/server environments and by managing, maintaining and expanding those networks.

         During 1995 the Company  began its  transition  to become an end-to-end
Internet solutions provider to corporate customers. The Company currently derives its revenues from the following services and products: (i) professional services including strategic planning and creative development, custom application and website development and design, systems integration and maintenance and support services, (ii) high quality Internet access and related communications services such as web/server hosting and management and (iii) product resales, including hardware and software, as a part of systems design and integration.

2.    Acquisition and Restatement

         On May 27, 1998, the Company acquired all of the issued and outstanding shares of common stock of Frontier Media Group, Inc. ("Frontier") in exchange for 728,325 shares of the Company's common stock. The acquisition has been accounted for as a pooling of interests. Frontier is an interactive marketing company that combines strategic planning, creative development and technical implementation to assist its customers to manage relationships with their customers and business partners. Frontier's deliverables include Internet, Intranet, extranet, e-commerce, CD-ROM and touchscreen kiosk programs. The Company issued approximately 0.26 shares of its common stock for each of Frontier's 2,800,000 outstanding shares of common stock. The financial data included in these financial statements has been restated to reflect the acquisition of Frontier. There were no material transactions between the Company and Frontier during the periods prior to the acquisition.

                                 Icon CMT Corp.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
               (In thousands, except share and per share amounts)


         The following is a summary of certain statement of operations data of the separate companies for the periods prior to the acquisition:

                                              Year Ended December 31,
                                              ----------------------
                                    1995              1996            1997
                                    ----              ----            ----
         Revenues, net:
                  Icon           $26,212          $38,108           $46,977
                  Frontier         1,991            4,596             5,344
                                 -------        ---------         ---------
                                 $28,203          $42,704           $52,321
                                 =======       ==========        ==========


         Net (loss) income:
                  Icon              $(440)         $(8,038)         $(12,997)
                  Frontier              3              874               431
                                  -------       ----------       -----------
                                   $(437)         $(7,164)         $(12,566)
                                  =======       ==========       ===========


         There were no significant adjustments to the net assets or results of operations of Frontier for any of the periods presented to adopt the accounting policies of the Company.

         The Company incurred $1,094 of transaction and other costs associated with the acquisition of Frontier. Such costs were expensed in 1998 upon consummation of the acquisition.

3.    Liquidity

         The Company has incurred significant operating losses for the years ended December 31, 1996 and 1997. At December 31, 1996 and 1997 the Company had an accumulated deficit of $7,669 and $20,549, respectively, and a working capital deficit of $1,704 and $897, respectively. Such losses have resulted principally from general and administrative and selling and marketing expenses associated with the Company's expanded level of operations. The Company expects that its cash and working capital requirements will continue to increase as the Company's operations continue to expand. In order to fund these efforts, the Company completed private placements of its mandatorily redeemable Series A Convertible Participating Preferred Stock (the "Series A Preferred") during 1996 (Note 8) and its mandatorily redeemable 10% PIK Series B Convertible Participating Preferred Stock (the "Series B Preferred") during 1997. The Company utilized the net proceeds from these issuances for the repayment of short-term debt and working capital, including marketing and product line expansions. In addition, the Company has borrowed $1,000 under a secured line of credit at December 31, 1997 (Note 7) to meet its working capital requirements.

         In February 1998, the Company completed an initial public offering of its common stock and management believes that the net proceeds of such offering will provide sufficient funding to meet the Company's planned business objectives through December 31, 1998 (Note 15).

                                 Icon CMT Corp.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
               (In thousands, except share and per share amounts)



4.    Summary of Significant Accounting Policies

Basis of Consolidation

         The accompanying consolidated financial statements include the accounts of the Company and Frontier. All intercompany accounts and transactions have been eliminated in consolidation.

Accounting Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Services Revenue

         Revenue from custom software development, database design, outsourcing and corporate website production is recognized as the services are rendered or on a percentage of completion basis for contracts requiring milestone achievements prior to invoicing.

         Revenue from communications services, such as Internet access, hosting services, on-site maintenance, product enhancements and telephone support, is recognized ratably over the period of the underlying agreement as the services are provided, ranging from one to three years.

         Revenue from sponsorships of digital publications is recognized ratably over the period in which the sponsorship is displayed on a website or webzine produced by the Company.

         Unbilled costs and accrued earnings consist primarily of services performed which were not billed at the end of the period due to specific contractual terms established with certain customers.

Products Revenue

         Revenue from the resale of products, which consist of high-end non-proprietary network hardware and software products, is recognized upon shipment to the customer when no significant vendor obligations exist and collectibility is probable.

Deferred Revenue

         Deferred revenue consists principally of billings in advance for services not yet provided.

Cash Equivalents

         Cash equivalents consist of short-term, highly liquid investments, with original maturities of less than three months when purchased and are stated at cost. Interest is accrued as earned.

Inventories

         Inventories, which consist principally of purchased computer hardware, are stated at the lower of cost (determined on a first-in, first-out basis) or market value.

Deferred Financing Costs

         On October 16, 1997, the Board of Directors of the Company authorized management to pursue an underwritten sale of shares of the Company's common stock in an initial public offering (the "IPO") pursuant to the Securities Act of 1933. In connection with the Company's proposed IPO, the Company has incurred certain costs which have been deferred at December 31, 1997 (Note 15).

Fixed Assets

         Fixed assets are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the respective assets, generally three to five years. Depreciation expense related to equipment used solely for communications-related services is included in services cost of revenues.

Research and Development

         The Company charges all costs incurred to establish the technological feasibility of a product or product enhancement to research and development expense.

Income Taxes

         Income taxes are accounted for under the asset and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

         Effective May 27, 1998, in conjunction with its acquisition by the Company, Frontier became subject to taxation as a "C Corporation". Prior to the acquisition, the stockholders of Frontier had elected to be treated as an "S Corporation" for Federal income tax purposes as provided for under section 1362(a) of the Internal Revenue Code. The election resulted in each Frontier stockholder being responsible for their pro-rata share of Frontier's taxable income. The amount of deferred income taxes resulting from the termination of Frontier's S Corporation status was insignificant.

         Frontier's policy, prior to its acquisition by the Company, had been to make annual distributions to its stockholders to pay federal taxes based on their share of allocable taxable income. Frontier's distributions to stockholders for Federal taxes amounted to $20, $63 and $314 in 1995, 1996 and 1997, respectively.

                                 Icon CMT Corp.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
               (In thousands, except share and per share amounts)

Reclassifications

         Certain prior year amounts have been reclassified to conform with their 1997 presentation.

Fair Value of Financial Instruments

         The carrying value of accounts receivable, notes receivable, accounts payable, accrued expenses and short-term borrowings approximate their fair values due to the relatively short maturity of these instruments.

New Accounting Pronouncements

         In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"), which requires the presentation of the components of comprehensive income in a company's financial statements for reporting periods beginning subsequent to December 15, 1997. Comprehensive income is defined as the change in a company's equity during a financial reporting period from transactions and other circumstances from nonowner sources (including cumulative translation adjustments, minimum pension liabilities and unrealized gains/losses on available-for-sale securities). The adoption of FAS 130 is not expected to have a material impact on the Company's financial statements.

         In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("FAS 131"), which requires that public business enterprises report certain information about operating segments. It also requires that public business enterprises report certain information about products and services, geographic areas in which they operate and major customers. FAS 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years must be restated. The adoption of FAS 131 is not expected to have a material impact on the Company's existing disclosures.

5.    Loss Per Common Share

         Effective December 31, 1997 the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128") which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock (i.e., options, warrants, convertible securities or contingent stock arrangements). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings.

                                 Icon CMT Corp.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
               (In thousands, except share and per share amounts)


         All prior periods  presented have been restated for the adoption of FAS
128. The adoption of FAS 128 did not have a significant impact on the loss per share of prior periods. The computations of basic loss per share and diluted loss per share for the years ended December 31, 1995, 1996 and 1997 are as follows:

                                                      Year Ended December 31,
                                                      ----------------------

                                                1995          1996          1997
                                                ----          ----          ----

Net loss ................................     $(437)      $(7,164)     $(12,566)
Accrued dividends on Series A
  Preferred and Series B Preferred.......          -         (542)       (1,234)
                                              ------      -------      ---------

Loss available to common
  stockholders...........................     $(437)      $(7,706)     $(13,800)
                                              ======      ========     =========

Weighted average shares outstanding
  used for basic loss per share
  and diluted loss per share.............  7,273,779     7,273,779    7,273,779


Basic loss per share and
  diluted loss per share.................    $(0.06)       $(1.06)       $(1.90)
                                             =======       ======        ======

         At December 31, 1997, outstanding options to purchase 1,241,150 shares of common stock, with exercise prices ranging from $6.02 to $14.27 have been excluded from the computation of diluted loss per share as they are antidilutive. Outstanding warrants to purchase 948,891 shares of common stock, with exercise prices ranging from $0.01 to $6.02, were also antidilutive and excluded from the computation of diluted loss per share at December 31, 1997. Common shares issuable upon conversion of Series A Preferred and Series B Preferred have also been excluded from the computation of diluted loss per share at December 31, 1997 as they are antidilutive.

6.    Fixed Assets

         Fixed assets are comprised of the following at December 31, 1996 and 1997:

                                                       December 31,
                                                ------------------------
                                                1996                1997
                                                ----                ----

Computer equipment..............         $     5,013               $     9,336
Furniture and fixtures..........                 411                       483
Vehicles........................                  35                        35
Leasehold improvements..........                 130                       824
                                        ------------              ------------
                                               5,589                    10,678
Less:  accumulated depreciation
                 and amortization......       (1,633)                   (4,003)
                                        -------------             ------------
                                            $  3,956               $     6,675
                                        =============             ============

                                 Icon CMT Corp.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
               (In thousands, except share and per share amounts)


7.    Notes Payable

Secured Lines of Credit

         On August 14, 1995, the Company obtained a secured line of credit with a bank for $3,000 which expired on June 30, 1996. Borrowings under this line were secured by certain assets of the Company. At December 31, 1995, borrowings under this line amounted to $3,000. Interest was charged at the bank's prime rate plus one percent, which was 9.5% at December 31, 1995. Interest expense amounted to $78 and $25 in 1995 and 1996, respectively.
This line of credit was repaid in full on January 31, 1996.

         On August 13, 1996, the Company obtained a secured line of credit with a lending institution for $10,000 which expired on August 13, 1998. Such line was renewed on August 13, 1998 and expires on August 13, 1999. Borrowings under this line are secured by substantially all of the assets of the Company. Borrowings under this line are limited to a specified percentage of qualifying accounts receivable less outstanding obligations of the Company owed to the lending institution including outstanding letters of credit. The payment of cash dividends is prohibited under this secured line of credit. At December 31, 1996 and 1997, borrowings under this line amounted to $2,194 and $1,000, respectively. Interest is payable monthly at an annual rate equal to the lending institution's prime rate plus one percent, which was 9.25% and 9.50% at December 31, 1996 and 1997, respectively. The rate adjusts on the first of the month following any change. Interest expense amounted to $50 and $324 for the years ended December 31, 1996 and 1997, respectively. The agreement requires an annual commitment fee of approximately $28. At December 31, 1997, amounts available under this secured line of credit were $4,143.

         At December 31, 1997, irrevocable letters of credit of $1,000 were issued under this agreement which are being maintained as security for performance under long-term property lease agreements.

         Frontier had a $600 secured line of credit which expired on May 30, 1998. There were no outstanding borrowings under the line at December 31, 1997. Borrowings under this line were limited to a specific percentage of Frontier's qualifying receivables. The line was secured by substantially all assets of Frontier. Interest was payable monthly at an annual rate equal to the prime rate plus a quarter percent.

 Bridge Financing

         In March 1997, the Company obtained a $1,000 unsecured bridge loan which bore interest at a rate of 10% per annum from a holder of the Series A Preferred. The terms of the loan provided for a rate of interest of 10% per annum through June 30, 1997 and 18% per annum from July 1, 1997, payable monthly. The loan was payable upon demand by the holder at any time after the earliest of the following to occur: (i) the closing of initial public offering in the amount of $8,000 or greater, (ii) the closing of a private placement of any class of the Company's capital stock equal to or exceeding $8,000, (iii) a "Disposal Event" as defined by the loan agreement, or (iv) September 30, 1997.

         The loan agreement also provided that upon completion of a public offering or private placement equal to or exceeding $8,000, the holder of the loan had the option to convert the outstanding principal amount of the note and accrued and unpaid interest into the class of capital stock issued in the public

                                 Icon CMT Corp.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
               (In thousands, except share and per share amounts)

or private offering. In May 1997, the holder of the loan converted the loan plus accrued interest thereon, in the amount of $20, into 10,200 shares of Series B Preferred.

         In further consideration of the loan, upon completion of the Series B Preferred financing, the Company issued a warrant to the Series A Preferred holder to purchase 41,511 shares of common stock at an initial exercise price of $6.02 per share. The warrant is exercisable for a period of ten years from the date of issuance. The fair value of the warrant, in the amount of $103, has been recorded as additional paid-in capital.

8.    Common Stock and Convertible Participating Preferred Stock

Common Stock Split, Increase in Authorized Common Shares, Change to Par Value of Common Stock, and Reverse Stock Split

         Effective May 30, 1997, the Company implemented a six-for-one stock split applicable to all issued and outstanding shares of the Company's common stock and increased the number of authorized shares of common stock from 10,000,000 to 50,000,000. In addition, the par value of the Company's common stock was changed from $.01 per share to $.001 per share.

         In connection with the IPO, on October 16, 1997 the Company's Board of Directors approved a 1-for-2.75 reverse stock split to be applicable to all issued and outstanding shares of the Company's common stock, which split became effective on December 15, 1997.

         All common shares, stock options, warrants and related per share data, reflected in the consolidated financial statements and notes thereto, have been presented as if the stock split had occurred on January 1, 1995.

Series A Convertible Participating Preferred Stock

         In  January  1996,  the  Company  issued  422,607  shares  of  Series A
Preferred at $23.33 per share providing gross proceeds of $9,859 and net proceeds, after deducting expenses, of $9,389. Each share of Series A Preferred is convertible at the option of the holder into the number of shares of common stock determined by dividing $23.33 by the conversion price. The initial conversion price was $10.70, which is subject to adjustment to the share price of any security issuances at a per share price lower than $10.70 prior to the second anniversary of the date of issuance of the Series A Preferred stock. Subsequent to the second anniversary of the issuance of the Series A Preferred the Series A shares are subject to weighted average anti-dilution provisions. Upon issuance of the initial Series B Preferred on May 30, 1997 (See below), the conversion price of the Series A Preferred was adjusted to $6.02 per share. The Series A Preferred shares converted into common stock upon the consummation of the Company's IPO.

         If the Series A Preferred shares had not been converted upon the consummation of the Company's IPO, then each holder, at their option, at any time after the fifth anniversary of the date of issuance of the Series A Preferred, could have sold such shares to the Company at a redemption price of $23.33 per share plus a redemption premium equal to $1.40 per annum accruing from the date of issuance to the redemption date, less any dividends paid thereon prior to the redemption date and including the amount of any dividends or other distributions declared but unpaid on the Series A Preferred. The excess of the

                                 Icon CMT Corp.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
               (In thousands, except share and per share amounts

redemption value over the carrying value was recorded by periodic charges to stockholders' equity through the earliest date at which the Series A Preferred holders may require redemption of the Series A Preferred.

         The holders of Series A Preferred were entitled to vote on matters which holders of common stock have the right to vote.

         In connection with this transaction, the Company issued a warrant for the purchase of 15,542 shares of the Company's common stock, at an initial exercise price of $0.03 per share, as a placement fee to a financial advisor. The fair value of the warrant in the amount of $166 has been recorded to additional paid-in capital. The warrant is exercisable for a period of ten years from the date of issuance.

10% PIK Series B Convertible Participating Preferred Stock

         On May 30, 1997, the Company issued and sold 100,000 shares of the Series B Preferred at $100.00 per share providing gross proceeds of $10,000 and net proceeds, after deducting expenses, of $9,601. Subsequent to the initial issuance, and prior to the first anniversary of the closing date, subject to certain closing conditions, the Company had the option to issue and sell up to an additional 50,000 shares to the original investors at a price per share of $100.00. As of December 31,1997, the Company had not exercised this option. This option lapsed upon the closing of the IPO. In connection with this transaction, the Company issued a warrant for the purchase of 838,199 shares of the Company's common stock, at an initial exercise price of $6.02 per share, to the original investors of the Series B Preferred. The warrant is exercisable for a period of ten years from the date of issuance. The fair value of the warrant, in the amount of $1,958, has been recorded as additional paid-in capital.

         The holders of the Series B Preferred had the right to convert such shares into common stock at an initial conversion rate of $100.00 divided by a conversion price of $6.02 per share. In the event the Company had exercised its option to sell the additional 50,000 shares of Series B Preferred to the original investors, the conversion price would have been amended to $4.51 per share. Such shares converted into common stock upon the consummation of the IPO.

         If the Series B Preferred shares had not been converted upon the consummation of the Company's IPO, then each holder, at their option, at any time after the fifth anniversary of the date of issuance of the Series B Preferred, could have sold such shares to the Company at a redemption amount, and in the event of a liquidation of the Company the holders of the Series B Preferred were entitled to a senior liquidation preference (each as defined).

         An in-kind dividend accrued at an annual rate of 10%. The excess of redemption value over carrying value, was recorded by periodic charges to stockholders' equity through May 30, 2002, the earliest date the Series B Preferred holders could have required redemption of the Series B Preferred. The holders of Series B Preferred were entitled to participate equally per share in any dividends to holders of common stock or the Series A Preferred in excess of an annual rate of 10% and were entitled to vote on matters which holders of common stock have the right to vote.

         Also in connection with the initial issuance of Series B Preferred, the Company issued a warrant to a financial advisor for the purchase of 50,042 shares of common stock at an exercise price of $0.03 per share. The fair value of the warrant, in the amount of $301, has been recorded to additional paid-in capital.

                                 Icon CMT Corp.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
               (In thousands, except share and per share amounts


         Prior to the initial issuance of the Series B Preferred, the original Series B Preferred investors advanced amounts to the Company in the form of bridge loans totaling $5,750 bearing interest at an annual rate of 10%. Such advances were repaid with interest in the amount of $16, upon the closing of the initial issuance of the Series B Preferred.

         During the period from June 1997 to December 1997, the Company issued and sold an additional 70,040 shares of the Series B Preferred at $100.00 per share, providing gross proceeds of $7,004 and net proceeds, after deducting expenses, of $6,904.

9.    Transactions with Related Parties

         On July 17, 1995, the three founders and principal stockholders of the Company entered into an agreement whereby, among other things, each of these stockholders agreed to grant to the other two stockholders the right of first refusal to purchase any shares of the Company's common stock they propose to sell on substantially the same terms as a potential third-party is offering and, upon their death, the right to purchase any or all of their shares of common stock of the Company at the fair market value on the date of death. Upon consummation of the IPO, the agreement was terminated.

         In August 1995, the Company made loans in the amount of $50 to each of its three principal stockholders. The loans bear interest at a rate of 7% per annum. Interest income from such loans amounted to $3, $10, and $11 for the years ended December 31, 1995, 1996 and 1997, respectively. The loans, and accrued interest thereon, are due on demand.

         On December 4, 1995, the Company entered into employment agreements with each of its three principal stockholders and founders, which expire five years from the date of the agreement. The employment agreements, which provide for base salaries and guaranteed bonuses, contain certain non-compete clauses which are in effect for a period of one year following termination of employment. In the event of termination of employment of any of such principal stockholders following a change in control (as defined in the employment agreements), that has not been approved by the Board of Directors, the principal stockholders will receive a termination payment equal to 2.99 times their respective base salary. On June 2, 1997, the employment agreements were amended by the Company. As a result of these amendments, the expiration dates of the agreements were extended to May 29, 2002.

                                 Icon CMT Corp.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
               (In thousands, except share and per share amounts



10.    Stock Option, Defined Contribution and Profit Sharing Plans

Stock Option Plans

         In July 1995, the Company adopted a stock option plan (the "July Plan") which was subsequently terminated by the Company's Board of Directors on October 23, 1995. Pursuant to the July Plan, the Company granted certain employees options to purchase 552,000 shares of the Company's common stock at $0.27 per share. The Company recorded $133 of compensation expense during 1995 related to the grant of such options. As of the date of grant, 65,455 options were exercisable, and none were exercised prior to October 23, 1995, the date on which the July Plan and all options granted pursuant thereto were canceled.

         On October 23, 1995, the Company implemented its 1995 Stock Option Plan (the "Plan"), whereby incentive and nonqualified options to purchase up to 1,090,909 shares of the Company's common stock may be granted to key employees, directors and consultants. On March 14, 1997, the Board of Directors approved an amendment to the Plan whereby the aggregate number of shares of common stock for which options may be granted under the Plan was increased to 1,636,363. The exercise and vesting periods and the exercise price for options granted under the Plan are determined by a Committee of the Board of Directors. The Plan stipulates that no option may be exercisable after ten years from the date of grant. The fair market value of the Company's common stock is determined by the Board of Directors. Options granted under the Plan generally vest in equal installments over periods ranging from one to five years.

         Under the Plan, each non-employee director, upon their initial appointment, shall be granted options to purchase 3,273 shares of the Company's common stock at a price equal to its fair market value at the date of grant. Additionally, options to purchase 2,182 shares of the Company's common stock at the then fair market value shall be granted immediately following each annual meeting of the stockholders. These options are exercisable for five years from the date of grant. No such options have yet been granted as of December 31, 1997.

         On June 18, 1997 outstanding employee stock options, with exercise prices ranging from $6.42 to $14.27, to purchase 868,364 shares of common stock were repriced at $6.02 per share, which was the fair market value as determined by the Board of Directors at such date. Outstanding stock options to purchase 109,091 shares of common stock held by an employee who is also a principal stockholder were also repriced on such date from $11.76 to $6.63 per share.

                                 Icon CMT Corp.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
               (In thousands, except share and per share amounts


         The following table summarizes activity regarding stock options for the years ended December 31, 1996 and 1997:

                                                                                                     Weighted
                                                                                        Shares        Average
                                                                                         Under       Exercise
                                                                                        Option          Price
                                                                                        ------       --------

         Options outstanding at December 31, 1995...............................        614,182   $     6.42
              Granted at $11.00 $11.74..........................................        479,127        11.17
              Forfeited at $6.42................................................      (148,364)         6.42
              Forfeited at $11.00...............................................       (35,127)        11.00
                                                                                      ---------
         Options outstanding at December 31, 1996 at:
              $6.42.............................................................        465,818         6.42
              $11.00 $11.74.....................................................        444,000        11.19
                                                                                      ----------
         Total options outstanding at December 31, 1996.........................        909,818         8.74
              Granted at $10.00 $14.27..........................................        402,968        13.54
              Cancelled at $6.42 $14.27.........................................      (977,455)         9.92
              Re granted at $6.02 $6.63.........................................        977,455         6.09
              Granted at $6.02..................................................        106,364         6.02
              Forfeited at $6.02 $11.00.........................................      (178,000)         9.13


         Options outstanding at December 31, 1997 at:
              $10.00 $14.27.....................................................        173,877        12.58
              $6.02 $6.63.......................................................      1,067,273         6.08
                                                                                      ---------
         Total options outstanding at December 31, 1997.........................      1,241,150         6.99
                                                                                      =========
         Exercisable at December 31, 1997.......................................        274,364         7.99
                                                                                     ==========

         Options available for grant at December 31, 1997.......................        395,214
                                                                                     ==========

         Weighted average remaining contractual life for options at:

               $6.02 $6.63......................................................     2.3  years
               $10.00 $14.27....................................................     2.3  years



         The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," and related interpretations in accounting for its Plan and other stock-based compensation issued to employees and directors. During the years ended December 31, 1996 and 1997, the Company was not required to recognize compensation expense for options granted to employees.

         Had compensation cost for options grants to employees been determined based upon the fair value at the date of grant for awards under the Plan consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," the Company's net loss for the years ended December 31, 1995, 1996 and 1997 would have increased by approximately $35, $529 and $561, respectively.

                                 Icon CMT Corp.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
               (In thousands, except share and per share amounts


         The fair values of options granted to employees during the years ended December 31, 1995, 1996 and 1997 has been determined on the date of the respective grant using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                                                                         1995             1996           1997
                                                                         ----             ----           ----

         Dividend yield...........................................       None              None         None
         Weighted average risk free interest rate on date
              of grant............................................       6.3%              6.3%         6.3%
         Forfeitures..............................................       None              None         None
         Expected life............................................    5 years           5 years      5 years


Defined Contribution and Profit Sharing Plans

         The Company has a defined contribution savings plan (the "Plan"), which qualifies under Section 401(k) of the Internal Revenue Code, for employees meeting certain service requirements. Participants may contribute up to 10% of their gross wages not to exceed, in any given year, a limitation set by Internal Revenue Service regulations. The Plan provides for discretionary contributions to be made by the Company as determined by the Company's Board of Directors. The Company has not made any contributions to the Plan during periods presented. The Company also has a profit sharing plan (the "PSP") covering substantially all full-time employees. Contributions by the Company to the PSP amounted to $28 in 1996. There were no contributions to the PSP during 1995 and 1997.

         In 1997, Frontier implemented a defined contribution 401(k) employee savings plan (the "Frontier Plan") covering all full-time eligible employees, as defined in such plan. The Frontier Plan provides for discretionary contributions as determined by the Company's Board Of Directors. For the year ended December 31, 1997, contributions in the amount of $10 were made by the Company to the Frontier Plan.


11.    Concentration of Risk and Customer Information

         A significant percentage (54%, 60% and 59% in the years ended December 31, 1995, 1996, and 1997, respectively) of the Company's revenues are derived from third-party domestic financial services companies. Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash, accounts receivable, notes receivable, accounts payable and short-term notes payable. The Company generally does not require collateral and the majority of its trade receivables are unsecured. The Company is directly affected by the well being of the financial services industry; however, the Company

                                 Icon CMT Corp.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
               (In thousands, except share and per share amounts)

does not believe significant credit risk exists at December 31, 1997. The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services and networking equipment, which, in the quantities and quality required by the Company, are available only from a limited number of sources. The Company is also dependent upon local exchange carriers to provide telecommunications services to the Company and its customers. There can be no assurance that the Company will be able to obtain such services on the scale and within the time frames required by the Company at an acceptable cost, or at all.

         The network-based information management systems sold by the Company are provided primarily by one manufacturer for whom the Company serves as a value-added reseller. Termination or loss of the Company's agreement with this manufacturer may have a material adverse impact on the Company's financial position and results of operations.

         Revenues attributable to a single customer comprised 26%, 27% and 44% of the Company's total net revenues in 1995, 1996 and 1997, respectively. Revenues attributable to a second customer comprised 14% and 12% of the Company's total net revenues in 1995 and 1996, respectively.

12.    Income Taxes

         The Company has incurred losses during 1995, 1996, and 1997. At December 31, 1997, the Company has available for federal income tax purposes net operating loss carryforwards of approximately $19,182 that expire in 2011 through 2012. At December 31, 1997 the Company also had research and development tax credit carryforwards in the amount of $87 which expire in 2001. These losses and credits are subject to limitation on future years utilization as a result of certain ownership changes. In general, a change in ownership occurs when greater than a 50 percent change in ownership takes place. The annual utilization of net operating loss carryforwards generated prior to the change in ownership is limited, in any one year, to a percentage of the fair value of the Company at the time of the change in ownership.

         The net operating loss carryforwards and temporary differences between carrying amounts of assets and liabilities for financial reporting and income tax purposes result in a net deferred tax benefit of $8,778 at December 31, 1997. The Company's operating plans anticipate taxable income in future periods; however, such plans make significant assumptions which cannot be reasonably assured including continued market acceptance of the Company's products and services by customers. Therefore, in consideration of the Company's accumulated losses and the uncertainty of its ability to utilize this deferred tax benefit in the future, the Company has recorded a valuation allowance in the amount of $8,778 at December 31, 1997 to offset the deferred tax benefit amount.

                                 Icon CMT Corp.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
               (In thousands, except share and per share amounts)

         Significant components of the current and noncurrent deferred tax assets at December 31, 1996, and 1997 are as follows:

                                                             December  31,
                                                             ------------

                                                        1996            1997
                                                        ----            ----
Deferred tax assets:
     Accounts  receivable  reserves...................  $  185          $  197
     Net operating loss...............................   3,296           8,392
     Accruals.........................................     245             135
     Research and development credits.................      --              87
     Depreciation.....................................      --               4
                                                         ------         ------
     Total deferred tax assets........................    3,726          8,815
                                                         ------         ------
Deferred tax liabilities:
         Depreciation.................................    (117)
         Other........................................     (38)           (37)
                                                         ------         ------
         Total deferred tax liabilities...............    (155)           (37)
                                                         ------         ------
Net deferred tax asset................................    3,571          8,778
Less: valuation allowance.............................  (3,296)        (8,778)
                                                         ------         ------
Deferred tax asset, net...............................  $   275      $     --
                                                        ========     =========


         The components of the provision (benefit) for income taxes are as follows:

                                                     Year Ended December 31,


                                                1995           1996         1997
                                                ----           ----         ----
Current taxes:
         Federal.........................         --       $  (148)           --
         State and city..................  $      15            --            --
                                           ---------       --------       ------
         Total current taxes.............         15          (148)           --
                                           ---------       --------       ------
Deferred taxes:
         Federal.........................      (114)           (51)       $  174
         State and city..................       (84)           (11)           82
                                           ---------       --------       ------
         Total deferred taxes............      (198)           (62)          256
                                           ---------       --------       ------
Provision (benefit) for income taxes.....   $  (183)       $  (210)       $  256
                                           =========       ========       ======


         The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. income tax rate to loss before taxes as follows:
                                                       Year Ended December 31,


                                                    1995       1996      1997
                                                    ----       ----      ----

Federal income tax statutory rate..................  35.0%)   (35.0%)   (35.0%)
State income taxes, net of federal tax benefit.....  (7.2)      (9.6)     (8.8)
Stock compensation.................................    7.4         --       --
Other nondeductible items..........................    5.3        1.8       2.9
Valuation allowance................................     --       40.0      43.0
                                                   --------   --------  -------
Income tax rate as recorded........................ (29.5%)    (2.8%)      2.1%
                                                   ========   ========  =======
                                      F-22

                                 Icon CMT Corp.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
               (In thousands, except share and per share amounts)


13.      Joint Venture

         In November 1997, the Company entered into a Joint Venture agreement with Teleway, a Japanese communications company, pursuant to which they agreed to establish Icon-Teleway Internet Corporation ("ITIC"). ITIC will operate an Internet solutions business to market end-to-end solutions to corporate customers in Japan. Teleway and the Company will hold equity stakes of 52% and 48%, respectively, in ITIC, which was formally established during the first quarter of 1998. The services provided ITIC will be similar to the services provided by the Company in the United States, including communications services, professional services and product resales.

         Teleway has agreed to provide ITIC an initial loan of Y1 billion (approximately $7,900) and, upon request, to make an additional loan for up to Y500 million (approximately $4,000) to fund operations. In connection with the creation of ITIC, the Company licensed to ITIC the exclusive right to utilize the Company's intellectual property in Japan for a period of five years.

         As consideration of the rights granted to ITIC by the Company, ITIC will pay royalties to the Company in an amount equal to 3.5% and 1.0% of net income generated by ITIC through the leasing and sublicensing or sale of the Company's services and communications products, respectively. Any royalties received by the Company (up to a maximum of $8,000) will be contributed back to ITIC as equity and will be matched by Teleway so that their respective ownership interests will remain constant.

         In connection with the formation of ITIC the Company was required to make a capital contribution of $125, which has been recorded in Other assets at December 31, 1997.

14.    Commitments

Leases

         Future minimum payments under non-cancelable operating leases, which primarily relate to network capacity and office space, with initial or remaining terms of one year or more, consist of the following as of December 31, 1997:

         Year
         ---------

         1998..................    $    1,861
         1999..................         1,377
         2000..................         1,247
         2001..................         1,263
         2002..................         1,291
         2003 and thereafter...         3,879
                                   ----------
                                    $  10,918
                                   ==========

         Rent expense amounted to $294, $676 and $913 for 1995, 1996 and 1997, respectively.

                                 Icon CMT Corp.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
               (In thousands, except share and per share amounts)


Other

         In February 1997, the Company entered into an agreement to purchase interexchange telecommunications services through February 29, 2000. Pursuant to this agreement the Company has a monthly commitment, before discounts, of $50. These purchase commitments are not expected to exceed usage requirements in any of the months covered by the agreement.

         At December 31, 1997 trade payables and accrued expenses to a vendor in the amount of $3,800 were secured by substantially all of the assets of the Company. The security agreement is subordinated to the security interests of a lending institution in connection with a secured line of credit (Note 7).


15.    Subsequent Events

Initial Public Offering


         On February 18, 1998, the Company completed the IPO, selling 3,850,000 shares of common stock at a price of $10.00 per share providing gross proceeds to the Company of $38,500 and net proceeds, after deducting underwriting discounts, commissions and estimated offering expenses payable by the Company, of approximately $34,505.

         Upon completion of the offering, the shares available for grant under the 1995 Stock Option Plan were increased from 1,636,364 to 2,181,818.

         Upon the closing of the IPO, all outstanding shares of Series A and Series B Preferred Stock converted into an aggregate of 4,629,831 shares of common stock.

Discontinued Product Line

         In March 1998, the Company discontinued its media services product offerings. The Company generated revenues of $202, $529 and $89 from the selling of advertising space on its new media properties in 1995, 1996 and 1997, respectively. The cost of revenues associated with media services during 1995, 1996 and 1997 was $147, $1,504 and $2,316, respectively.

16.      Subsequent Event - Merger Agreement (unaudited)

         On September 13, 1998, the Company agreed, subject to stockholder approval, to merge with Qwest Communications International, Inc. ("Qwest"). Under the terms of the merger agreement each share of the outstanding common stock of the Company will be exchanged for no less than 0.32 shares of Qwest common stock (if Qwest's average per share stock price exceeds $37.50) or no more than 0.4444 shares of Qwest common stock (if Qwest's average per share stock price is less than $27.00). The final ratio of exchange will be determined by dividing $12 by a 15-day volume weighted average of consecutive trading prices of Qwest common stock prior to the three business days before the Company's stockholders meeting that will be called to approve the transaction. If the merger is terminated prior to consummation the Company will be required, under certain circumstances, to pay a $7,000 termination fee.

                                 Icon CMT Corp.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
               (In thousands, except share and per share amounts)




         Pursuant to the merger agreement the Company and Qwest have agreed to enter into a credit facility, maturing January 31, 2000, whereby Qwest will lend the Company up to an aggregate of $15,000 to fund working capital and for other corporate purposes. In connection with the credit facility, the Company has issued to Qwest ten year warrants to purchase an aggregate of 750,000 shares of the Company's common stock. The exercise price of the warrants is $12.00 per share. The Company's three founders and principal stockholders have entered into agreements with Qwest to vote to approve the merger so long as a superior proposal has not been accepted by the Company's Board of Directors and to grant Qwest an option on their shares.

         Also, pursuant to the merger agreement, the Company entered into a private line service agreement and related master collocation license agreement for the use of certain of Qwest's communications related facilities.

         On September 15, 1998, a class action complaint was filed against the Company,its directors and Qwest. The complaint alleges, among other things that the members of the Company's Board of Directors violated their fiduciary duties by failing to auction the Company or to seek other potential bidders. The company considers the action to be without merit and intends to vigorously defend the action.